Exhibit 10.23(a)

CABOT OIL & GAS CORPORATION

PENSION PLAN

(As Amended and Restated Effective January 1, 2006)

First Amendment

Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), having established the Cabot Oil & Gas Corporation Pension Plan, as amended and restated January 1, 2006 (the “Plan”), and having reserved the right under Section 10.1 thereof to amend the Plan, does hereby amend the Plan, effective as of January 1, 2006, as follows:

1.	Section 16.7(g)(ii) of the Plan is hereby amended in its entirety to read as follows:

“(ii)	The present values of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

The accrued benefits and accounts of any individual who has not performed services for a Considered Company during the 1-year period ending on the Determination Date shall not be taken into account.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 12th day of December 2007, but effective as specified herein.

CABOT OIL & GAS CORPORATION

By:	/s/ Abraham D. Garza
Name:	Abraham D. Garza
Title:	Vice President, Human Resources